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                                                                 EXHIBIT 3.1

                          CERTIFICATE OF INCORPORATION

                                       OF

                                ISS GROUP, INC.


                                   ARTICLE I.

         The name of this Corporation shall be ISS Group, Inc.

                                  ARTICLE II.

         The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware. The name of the registered agent at that address is The Corporation Trust Company.

                                  ARTICLE III.

         The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

                                  ARTICLE IV.

         The name and mailing address of the incorporator of the Corporation is:

                              Brad Eastman
                              Brobeck, Phleger & Harrison LLP
                              301 Congress Avenue, Suite 1200
                              Austin, Texas 78701

                                   ARTICLE V.

         A. Authorized Shares. The aggregate number of shares that the Corporation shall have authority to issue is 70,000,000, (i) 50,000,000 shares of which shall be Common Stock, with a par value of $0.001 per share, and (ii) 20,000,000 shares of which shall be Preferred Stock, with a par value of $0.001 per share.

         B. Common Stock. Each share of Common Stock shall have one vote on each matter submitted to a vote of the stockholders of the Corporation. Subject to the provisions of applicable law and the rights of the holders of the outstanding shares of Preferred Stock, if any, the holders of shares of Common Stock shall be entitled to receive, when and as declared by the Board of Directors of the Corporation, out of the assets of the Corporation legally available therefor, dividends or other distributions, whether payable in cash, property or securities of the
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Corporation.  The holders of shares of Common Stock shall be entitled to receive, in proportion to the number of shares of Common Stock held, the net assets of the Corporation upon dissolution after any preferential amounts required to be paid or distributed to holders of outstanding shares of Preferred Stock, if any, are so paid or distributed.

         C. Preferred Stock. The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more series. The first series shall consist of 3,650,000 shares and is designated "Series A Preferred Stock" with such rights, preferences, qualifications, limitations and restrictions as set forth in subsection 1 hereof. The second series shall consist of 2,086,957 shares and is designated "Series B Preferred Stock" with such rights, preferences, qualifications, limitations and restrictions as set forth in subsection 1 hereof. The description of shares of each additional series of Preferred Stock, including any designations, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption shall be as set forth in resolutions adopted by the Board of Directors.

                 Subject to the designation rights, preferences, qualifications, limitations and restrictions of the Series A Preferred Stock and Series B Preferred Stock set forth in subsection 1 hereof, the Board of Directors is expressly authorized, at any time, by adopting resolutions providing for the issuance of, or providing for a change in the number of, shares of any particular series of Preferred Stock and, if and to the extent from time to time required by law, by filing certificates of amendment or designation which are effective without stockholder action, to increase or decrease the number of shares included in each series of Preferred Stock, but not below the number of shares then issued, and to set in any one or more respects the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms and conditions of redemption relating to the shares of each such series. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, setting or changing the following:

                          a. the dividend rate, if any, on shares of such series, the times of payment and the date from which dividends shall be accumulated, if dividends are to be cumulative;

                          b. whether the shares of such series shall be redeemable and, if so, the redemption price and the terms and conditions of such redemption;

                          c. the obligation, if any, of the Corporation to redeem shares of such series pursuant to a sinking fund;

                          d.  whether shares of such series shall be
                              convertible into, or exchangeable for, shares of stock of any other class of classes and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;



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                          e.  whether the shares of such series shall have
                              voting rights, in addition to the voting rights provided by law, and, if so, the extent of such voting rights;

                          f. the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation; and

                          g.  any other relative rights, powers,
                              preferences, qualifications, limitations or restrictions thereof relating to such series.

                 1. SERIES A PREFERRED STOCK AND SERIES B PREFERRED STOCK. The rights, preferences, qualifications, limitations and restrictions of the Series A Preferred Stock and Series B Preferred Stock are as follows:

                          a.  Dividend Rights.

                          The holders of the Series A Preferred Stock and
                 Series B Preferred Stock shall be entitled only to such dividends as shall be specifically declared by the Board of Directors of the Corporation with respect to the Series A Preferred Stock and Series B Preferred Stock out of funds legally available therefor. Any such dividend so declared shall be in preference to payment of any dividend (other than dividends payable solely in Common Stock of the Corporation) with respect to the Common Stock. Dividends, if declared and paid, must be paid on, or, if declared and set apart for payment on, must be declared and set apart for payment on, all outstanding series of Preferred Stock contemporaneously, and if less than full dividends are paid on or declared and set apart for payment on all outstanding series, then the same percentage of the respective dividend rate on each outstanding series of Preferred Stock shall be paid on or declared and set apart. No dividend or distribution shall be declared or paid on any shares of Common Stock (other than dividends payable solely in Common Stock of the Corporation) unless at the same time an equivalent dividend or distribution is paid or declared and set aside for payment on the Preferred Stock (on an as if converted to Common Stock basis).

                          b.  Liquidation Rights.

                          (1) In the event of any liquidation, dissolution
                 or winding up of the Corporation, whether voluntary or not, the holders of Series A Preferred Stock and Series B Preferred Stock shall be entitled to receive, before any amount shall be paid to holders of Common Stock, an amount per share equal to $1.00 (the "Series A Original Issue Price") and $2.53 (the "Series B Original Issue Price"), respectively, as equitably adjusted for stock splits, combinations or similar events plus, in each case, all declared and unpaid dividends, if any (such amount being herein referred to as the "Preference"). If, upon the occurrence of a liquidation,





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                 dissolution or winding up, the assets and surplus funds
                 distributed among the holders of all series of Preferred Stock shall be insufficient to permit the payment to such holders of the full amount of the Preference, then the entire assets and surplus funds of the Corporation legally available for distribution shall be distributed ratably among the holders of all series of Preferred Stock based upon the aggregate Original Issue Price of all shares of Preferred Stock held by each holder. If, upon the occurrence of a liquidation, dissolution or winding up, after the payment to the holders of all series of Preferred Stock of the full amount of the Preference, assets or surplus funds remain in the Corporation, all such remaining assets and surplus funds shall be distributed ratably among the holders of the Common Stock, the Series A Preferred Stock and the Series B Preferred Stock on an as-converted basis. Notwithstanding anything to the contrary in this subsection 1(b), in no event shall the holders of the Series A Preferred Stock and Series B Preferred Stock be entitled to receive more than $2.00 and $5.06 per share, respectively, unless such holders have converted their shares of Series A Preferred Stock or Series B Preferred Stock into Common Stock prior to the occurrence of a liquidation, dissolution or winding up of the Corporation and the amount to be distributed to the holders of Common Stock of the Corporation upon the occurrence of such event, after paying the preferences of the holder of the Series A Preferred Stock and Series B Preferred Stock, exceeds such amount

                          (2)   For purposes of subsection 1(b)(1), a
                 liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, and to include, the Corporation's sale of all or substantially all of its assets or the acquisition of this Corporation by another entity by means of merger (other than a merger which solely effects a change of domicile) or consolidation, where, after such merger or consolidation, less than fifty percent (50%) of the surviving entity is held by persons who were stockholders of the Corporation immediately before the merger or consolidation.

                          c.      Redemption.

                          (1) Mandatory Redemption of Preferred Stock. Subject to the terms and conditions of this subsection 1(c), to the extent that any outstanding shares of the Series A Preferred Stock or Series B Preferred Stock have not been redeemed or converted into Common Stock prior to September 30, 2000, the Corporation shall upon receiving at any time thereafter and at least 90 days before the first Redemption Date (as defined below), a written request by the holders of at least fifty-one percent (51%) of the then outstanding shares of Series A Preferred Stock and Series B Preferred Stock voting together as one class (the "Election"), for the redemption of all the Series A Preferred Stock and Series B Preferred Stock under this subsection 1(c)(1), redeem on January 31, 2001, January 31, 2002 and January 31, 2003 (each a "Redemption Date"), a number of shares of Series A Preferred Stock and Series B Preferred Stock equal to one-third, one-half and all, respectively, of the then remaining outstanding shares





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                 of Series A Preferred Stock and Series B Preferred Stock.  Such
                 shares are to be redeemed from any source of funds legally available therefor at the redemption price therefor described in this subsection. The redemption price for each share of Series A Preferred Stock shall be an amount equal to the Series A Original Issue Price plus the amount of all declared and unpaid dividends thereon (if any). The redemption price for each share of Series B Preferred Stock shall be an amount equal to the Series B Original Issue Price plus the amount of all declared and unpaid dividends thereon (if any). If upon any Redemption Date scheduled under this subsection for the redemption of Series A Preferred Stock or Series B Preferred Stock, the funds and assets of the Corporation legally available to redeem such stock shall be insufficient to redeem all shares of Series A Preferred Stock and Series B Preferred Stock then scheduled to be redeemed, then any such unredeemed shares shall be carried forward and shall be redeemed (together with any other shares of Preferred Stock then scheduled to be redeemed) at the next such scheduled Redemption Date to the full extent of legally available funds of the Corporation at such time, and any such unredeemed shares shall continue to be so carried forward until redeemed. Shares of Series A Preferred Stock and Series B Preferred Stock which are subject to redemption but which have not been redeemed due to insufficient legally available funds and assets of the Corporation shall continue to be outstanding and entitled to all dividends declared on such Preferred Stock (if any), liquidation, conversion and other rights, preferences, privileges and restrictions of such Preferred Stock until such shares have been converted or redeemed.

                          (2) Partial Redemption. No redemption shall be made under this subsection 1(c) of only a part of the then outstanding Preferred Stock unless the Corporation shall effect such redemption pro rata among all holders of then outstanding Series A Preferred Stock and Series B Preferred Stock, based upon the aggregate redemption price of all shares of Preferred Stock held by each holder thereof on the applicable Redemption Date.

                          (3) Redemption Notice. At least twenty (20) but no more than sixty (60) days prior to any Redemption Date, written notice shall be mailed by the Corporation, postage prepaid, to each holder of record (at the close of business on the business day next preceding the day which notice is given) of the Preferred Stock to be redeemed, at the address last shown on the records of the Corporation for such holder or given by the holder to the Corporation for the purpose of notice or, if no such address appears or is given, at the place where the principal executive office of the Corporation is located, notifying such holder of the redemption to be effected, specifying the subsection hereof under which such redemption is being effected, the Redemption Date, the applicable redemption price, the number of such holder's shares of Series A Preferred Stock and Series B Preferred Stock to be redeemed, the place at which payment may be obtained and the date on which such holder's conversion rights (as set forth in subsection 1(f)) as to such shares terminate (which date shall in no event be earlier than the





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                 business day prior to the Redemption Date) and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, the certificate or certificates representing the shares to be redeemed (the "Redemption Notice").

                          (4) Surrender of Certificates. On or before each designated Redemption Date, each holder of Preferred Stock to be redeemed shall (unless such holder has previously exercised his right to convert such shares of Preferred Stock into Common Stock as provided in subsection 1(f) below), surrender the certificate(s) representing such shares of Preferred Stock to be redeemed to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the applicable redemption price for such shares shall be payable to the order of the person whose name appears on such certificate(s) as the owner thereof, and each surrendered certificate shall be canceled and retired. If less than all of the shares represented by such certificate are redeemed, then the Corporation shall promptly issue a new certificate representing the unredeemed shares.

                          (5) Effect of Redemption. If the Redemption Notice shall have been duly given, and if on the Redemption Date the applicable redemption price is either paid or made available for payment through the deposit arrangements specified in subsection 6 below, then notwithstanding that the certificates evidencing any of the shares of Preferred Stock so called for redemption shall not have been surrendered, such shares shall not thereafter be transferred on the Corporation's books and all of the rights of the holders of such shares with respect to such shares shall terminate after the Redemption Date, except only the right of the holders to receive the applicable redemption price without interest upon surrender of their certificate(s) therefor.

                          (6) Deposit of Redemption Price. On or prior to a Redemption Date, the Corporation may, at its option, deposit with a bank or trust company having a capital and surplus of at least $100,000,000, as a trust fund, a sum equal to the aggregate applicable redemption price for all shares of Series A Preferred Stock and Series B Preferred Stock to be redeemed on such Redemption Date but not yet redeemed, with irrevocable instructions and authority to the bank or trust company to pay, on or after the Redemption Date, the applicable redemption price to the respective holders of all shares of Series A Preferred Stock and Series B Preferred Stock called for redemption on that Redemption Date upon the surrender of their share certificate. From and after the date of such deposit, the shares so called for redemption shall be redeemed. The deposit shall constitute full payment for the shares to their holders, and from and after the date of the deposit, the shares shall be deemed to be no longer outstanding, and the holders thereof shall cease to be stockholders with respect to such shares and shall have no rights with respect thereto except the right to receive from the bank or trust company payment of the redemption price of the shares, without interest, upon





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                 surrender of their certificates therefor,and the right to
                 convert such shares as provided in subsection 1(f) below. Any funds so deposited and unclaimed at the end of one (1) year after such Redemption Date shall be released or repaid to the Corporation, after which time the holders of shares called for redemption who have not claimed such funds shall be entitled to receive payment of the redemption price only from the Corporation.

                          d.      Voting Rights.

                          (1) Voting Other than for Directors. The holder of each share of Series A Preferred Stock and Series B Preferred Stock shall be entitled to the number of votes equal to the number of full shares of Common Stock into which such holder's shares of Series A Preferred Stock and Series B Preferred Stock could be converted on the record date for the vote or written consent of stockholders and, except as otherwise required by law, shall have voting rights and powers equal to the voting rights and powers of the Common Stock. The holder of each share of Series A Preferred Stock and Series B Preferred Stock shall be entitled to notice of any stockholders' meeting in accordance with the bylaws of the corporation and shall vote together with (and not as a separate class from) holders of the Common Stock upon all other matters submitted to a vote of stockholders, except those matters required pursuant to subsection 1(e) or by law to be submitted to a class or series vote. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares of Common Stock into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half rounded upward to one).

                          (2) Voting for Directors. Prior to a Public Offering (as defined in Article X) the holders of the Series A Preferred Stock, voting as a separate series, shall elect two
                 (2) members of the Corporation's Board of Directors and the holders of Common Stock, Series A Preferred Stock and Series B Preferred Stock, voting together as a class, shall elect all the remaining directors. In the case of any vacancy in the office of a director elected by a specific group of stockholders, a successor shall be elected to hold office for the unexpired term of such director by the affirmative vote of a majority of the shares of such specified group given at a special meeting of such stockholders duly called or by an action by written consent for that purpose. Subject to the requirements of applicable law any director who shall have been elected by a specified group of stockholders may be removed during the aforesaid term of office, either for or without cause, by, and only by, the affirmative vote of the holders of a majority of the shares of such specified group, given at a special meeting of such stockholders duly called or by an action by written consent for that purpose and any such vacancy thereby created may be filled by the vote of the holders of a majority of the shares of such specified group represented at such meeting or in such consent.





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                          e.      Protective Provisions.  In addition to any
         other class vote that may be required by law, so long as the number of shares of Series A Preferred Stock and Series B Preferred Stock outstanding equals or exceeds thirty percent (30%) of the number of shares of Series A Preferred Stock and Series B Preferred Stock authorized hereby, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of the Series A Preferred Stock and Series B Preferred Stock voting together as a single class:

                          (1) sell, convey or otherwise dispose of all or substantially all of its property or business, or merge into or effect a reorganization with any other corporation (other than a wholly owned subsidiary corporation) in which the stockholders of this corporation immediately prior to the transaction possess less than 50% of the voting power of the surviving entity (or its parent) immediately after the transaction (any and all of the foregoing being herein referred to as an "Acquisition Transaction"). Notwithstanding the foregoing, in the event that an Acquisition Transaction is proposed, such Acquisition Transaction shall first be submitted to the vote of the holders of the Common Stock, the Series A Preferred Stock and the Series B Preferred Stock voting together as a single class in the manner described in subsection 1(d)(1) above. If holders of 75% of the outstanding voting equity securities (with the vote of the holders of the Series A Preferred Stock and the Series B Preferred Stock determined on an as converted basis) vote to approve such Acquisition Transaction, the Series A Preferred Stock and the Series B Preferred Stock shall not be entitled to a separate class vote with respect to such Acquisition Transaction and such Acquisition Transaction shall be approved;

                          (2) change the rights, preferences, privileges or restrictions of the Series A Preferred Stock or Series B Preferred Stock;

                          (3)     declare any dividends;

                          (4) create or authorize a new class or series of securities having rights, preferences or privileges on parity with or senior to the Series A Preferred Stock or Series B Preferred Stock; or

                          (5) amend or repeal any provision of, or add any provision to, the Corporation's Certificate of Incorporation or by-laws if such action would alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of the Series A Preferred Stock or Series B Preferred Stock.

                          f. Conversion. The holders of the Series A Preferred Stock and Series B Preferred Stock have conversion rights as follows (the "Conversion Rights"):





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                          (1)     Right to Convert.  Each share of Series A
                 Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Series A Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series A Original Issue Price by the Series A Conversion Price, determined as hereinafter provided, in effect at the time of the conversion. The Series A Conversion Price shall initially be one dollar ($1.00). Such initial Series A Conversion Price shall be subject to adjustment as hereinafter provided. Upon conversion of a share of Series A Preferred Stock, all declared and unpaid dividends on such share of Series A Preferred Stock shall be paid, to the extent funds are legally available therefor, either in cash or in shares of Common Stock of the Corporation, at the election of the Corporation, wherein the shares of Common Stock shall be valued at the fair market value at the time of such conversion, as determined in good faith by the Board of Directors of the Corporation. Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Series B Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series B Original Issue Price by the Series B Conversion Price, determined as hereinafter provided, in effect at the time of the conversion. The Series B Conversion Price shall initially be two dollars and 53/100 cents ($2.53). Such initial Series B Conversion Price shall be subject to adjustment as hereinafter provided. Upon conversion of a share of Series B Preferred Stock, all declared and unpaid dividends on such share of Series B Preferred Stock shall be paid, to the extent funds are legally available therefor, either in cash or shares of Common Stock of the Corporation, at the election of the Corporation, wherein the shares of Common Stock shall be valued at the fair market value at the time of such conversion, as determined in good faith by the Board of Directors of the Corporation.

                          (2) Automatic Conversion. Each share of Series A Preferred Stock and Series B Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Series A Conversion Price or Series B Conversion Price, respectively, upon: (i) the closing of a firm underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of shares of the Corporation's Common Stock at a price per share of Common Stock, prior to underwriter commissions and offering expenses, of not less than $6.00 per share (appropriately adjusted for any stock split, dividend, combination, recapitalization or the like) and an aggregate offering price (before deduction of underwriter commissions and offering expenses) of not less than $10,000,000; or, (ii) the written election of holders of not less than a majority of the then outstanding shares of such series (collectively, an "Event of Conversion"). In the event of the automatic conversion of the Preferred Stock upon a public offering as aforesaid,





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                 the person(s) entitled to receive the Common Stock issuable upon such conversion of Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

                          (3) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled (after aggregating all shares of Preferred Stock held by such holder such that the maximum number of whole shares of Common Stock is issued to such holder upon conversion), the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price. Before any holder of Series A Preferred Stock or Series B Preferred Stock shall be entitled to convert the same into full shares of Common Stock and to receive certificates therefor, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock or Series B Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same; provided, however, that in the event of an automatic conversion pursuant to subsection 1(f)(2) hereof, the outstanding shares of Series A Preferred Stock or Series B Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent, and provided further that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Series A Preferred Stock or Series B Preferred Stock are either delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.

                          The Corporation shall, as soon as practicable after
                 such delivery, or after such agreement and indemnification, issue and deliver at such office to such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock or Series B Preferred Stock to be converted, or, in the case of automatic conversion, on the date of written election to convert or on the date of and immediately prior to the closing of the offering, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.





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                          (4)      Adjustments of Conversion Price for Diluting
Issues.

                                  (a)       Adjustments for Dilutive Issuances.

                                  (i)       Special Definitions.  For purposes
                          of this Section f(4), the following definitions shall apply:

                                  A.       "Options" shall mean rights, options
or warrants to subscribe for, purchase or otherwise either Common Stock or Convertible Securities.

                                  B.       "Original Issue Date" shall mean the
date on which the first share of Series B Preferred Stock was first issued.

                                  C.       "Convertible Securities" shall mean
any evidences of indebtedness, shares or other securities convertible into or exchangeable for Common Stock.

                                  D.       "Additional Shares of Common Stock"
shall mean all shares of Common Stock issued (or, pursuant to Section f(4)(a)(iii) deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Common Stock issued or issuable:

                                        (1) upon conversion of the Series A
Preferred Stock or Series B Preferred Stock;

                                        (2) to officers, directors and
employees of, consultants to, and dealers, distributors or resellers for, the Corporation pursuant to an option plan, purchase plan or other employee or consultant incentive plan, pursuant to stock grants or any other plan or arrangement approved by the Board of Directors;

                                        (3) as a dividend or distribution on
Series A Preferred Stock or Series B Preferred Stock or pursuant to any event for which adjustment is made pursuant to subsection 1(f)(4)(b),(c) or (d) hereof; or

                                        (4) to persons or entities with whom
the Corporation has business relationships, including under equipment leasing arrangements, bank or other institutional loans, acquisitions of companies or product lines or other arrangements or transactions wherein the principal purpose of the issuance of such shares (or warrants or options) is for non-equity financing purposes; provided, that such arrangements are approved by the majority vote or written consent of the Board of Directors of the Corporation.

                                  E.       "Issue Price" with respect to any
issuance of Additional Shares of Common Stock shall mean the price per share obtained by dividing the total consideration received by the Corporation in respect of such Additional Shares of Common Stock, computed in accordance with subsection 1(f)(4)(a)(v) hereof by the aggregate number of shares of such Additional Shares of Common Stock issued, computed in accordance with subsection 1(f)(4)(a)(iii) hereof.

                                  (ii)      No Adjustment of Conversion Price.
                                  No adjustment in the Conversion Price for any series of Preferred Stock shall be made hereunder in respect of the issuance of Additional Shares of Common Stock unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Conversion Price for such series of Preferred Stock in effect on the date of, and immediately prior to, such issue.

                                  (iii)     Deemed Issue of Additional Shares
                                  of Common Stock.

                                  A.        Options and Convertible Securities.
Except as otherwise provided in subsection 1(f)(4)(a)(ii), in the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue of Options or Convertible Securities or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to subsection 1(f)(4)(a)(v) hereof) of such Additional Shares of Common Stock would be less than the Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                                        (1)  no further adjustment in the
Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                                        (2)  upon the expiration of any such
Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

                                        (aa) in the case of Convertible
Securities or Options for Common Stock, the only Additional Shares of Common Stock issued were shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

                                        (bb) in the case of Options for
Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

                                  (3)  no readjustment pursuant to clause (bb)
above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price on the original adjustment date, or (ii) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date; and

                                  (4)  in the case of any Options which expire
by their terms not more than thirty (30) days after the date of issue thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of all such Options.

                                  (iv)     Adjustment of Conversion Price Upon
                          Issuance of Additional Shares of Common Stock. In the event the Corporation shall after the Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to subsection 1(f)(4)(a)(iii)) without consideration or for a consideration per share less than the Conversion Price in effect on the date of and immediately prior to such issue, then and in such event such Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued; and provided further that, for the purposes of this subsection 1(f)(4)(a)(iv), all shares of Common Stock issuable upon conversion of outstanding Convertible Securities, including the Series A Preferred Stock and Series B Preferred Stock, shall be deemed to be outstanding, and immediately after any Additional Shares of Common Stock are deemed issued pursuant to subsection 1(f)(4)(a)(iii), such Additional Shares of Common Stock shall be deemed to be outstanding.

                                  (v)   Determination of Consideration. For
                                  purposes of this subsection 1(f)(4), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                                  A.        Cash and Property.  Such
                                  consideration shall:

                                        (1) insofar as it consists of cash, be
computed at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

                                        (2) insofar as it consists of services
or property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                                        (3) in the event Additional Shares of
Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses
(1) and (2) above and as determined in good faith by the Board of Directors.

                                  B.        Options and Convertible Securities.
The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to subsection
1(f)(4)(a)(iii), relating to Options and Convertible Securities, shall be determined by dividing

                                        (1)  the total amount, if any, received
or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise in full of such Options or the conversion or exchange in full of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise in full of such Options for Convertible Securities and the conversion or exchange in full of such Convertible Securities, by

                                        (2)  the maximum number of shares of
Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise in full of such Options or the conversion or exchange in full of such Convertible Securities.

                                  (vi)  No adjustment shall be made to the
                          Conversion Price pursuant to subsection 1(f)(iv) unless such adjustment would require a decrease of the Conversion Price of at least $.05 in such Conversion Price; provided that any adjustments which by reason of this subsection 1(f)(vi) are not required to be made, shall be carried forward and shall be made at the time of and together with the next subsequent adjustment which, together with any adjustment so carried forward, shall require a decrease of at least $.05 in the Conversion Price then in effect hereunder.

                                  (b)      Adjustments for Subdivisions,
                                  Combinations or Consolidations of Common
                                  Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock split, stock dividend or otherwise), into a greater number of shares of Common Stock, the Conversion Price for a series of Preferred Stock then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price for a series of Preferred Stock then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

                                  (c) Adjustments for Other Distributions. In the event the Corporation at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, any distribution payable in securities of the Corporation other than shares of Common Stock and other than as otherwise adjusted in this subsection 1(f), (and provision is not made for payment of such distribution to holders of the Series A Preferred Stock and Series B Preferred Stock on an as-converted basis) then and in each such event provision shall be made so that the holders of Series A Preferred Stock and Series B Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation which they would have received had their shares of Series A Preferred Stock and Series B Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this subsection 1(f) with respect to the rights of the holders of the Series A Preferred Stock and Series B Preferred Stock.

                                  (d)      Adjustments for Reclassification.
                                  Exchange and Substitution.  If the Common
                                  Stock issuable upon conversion of the Series
                                  A Preferred Stock and Series B Preferred
                                  Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision, combination or consolidation of shares provided for above), the Conversion Price for such series of Preferred Stock then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Series A Preferred Stock and Series B Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of such shares of Series A Preferred Stock and Series B Preferred Stock immediately before that change.

                                  (5) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this subsection 1(f) and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock and Series B Preferred Stock against impairment.

                                  (6) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of a Conversion Price pursuant to this subsection 1(f), the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred Stock and Series B Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock or Series B Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price for such series at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder's shares of Series A Preferred Stock or Series B Preferred Stock.

                                  (7) Residual Rights.  All rights accruing to
                 the outstanding shares of the Corporation not expressly provided for to the contrary herein shall be vested with the Common Stock.

                 2. SHARES ACQUIRED BY THE CORPORATION. Shares of Common Stock that have been acquired by the Corporation shall become treasury shares and may be resold or otherwise disposed of by the Corporation for such consideration, not less than the par value thereof, as shall be determined by the Board of Directors, unless or until the Board of Directors shall by resolution provide that any or all treasury shares so acquired shall constitute authorized, but unissued shares.

                                  ARTICLE VI.

         A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize Corporation action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

                                  ARTICLE VII.

         The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws of the Corporation.

                                 ARTICLE VIII.

         Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

                                  ARTICLE IX.

         Election of directors at an annual or special meeting of stockholders need not be by written ballot unless the Bylaws of the Corporation shall so provide.

                                   ARTICLE X.

         A. At each annual meeting of stockholders, directors of the Corporation shall be elected to hold office until the expiration of the term for which they are elected, and until their successors have been duly elected and qualified; except that if any such election shall not be so held, such election shall take place at a stockholders' meeting called and held in accordance with the Delaware General Corporation Law. At the annual meeting of stockholders (the "First Public Company Annual Meeting") following the closing of a public offering of the Corporation's capital stock pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (a "Public Offering"), the directors of the Corporation shall be divided into three classes as nearly equal in size as is practicable, hereby designated as Class I, Class II and Class III. The term of office of the initial Class I directors shall expire at the next succeeding annual meeting of stockholders, the term of office of the initial Class II directors shall expire at the second succeeding annual meeting of stockholders and the term of office of the initial Class III directors shall expire at the third succeeding annual meeting of stockholders. For the purposes hereof, the initial Class I, Class II and Class III directors shall be those directors designated and elected at the First Public Company Annual Meeting. At each annual meeting after the First Public Company Annual Meeting, directors to replace those of a Class whose terms expire at such annual meeting shall be elected to hold office until the third succeeding annual meeting and until their respective successors shall have been duly elected and qualified. If the number of directors is hereafter changed, any newly created directorships or decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as is practicable.

         B. Vacancies occurring on the Board of Directors for any reason may be filled by vote of a majority of the remaining members of the Board of Directors, although less than a quorum, at a meeting of the Board of Directors. A person so elected by the Board of Directors to fill a vacancy shall hold office until the next succeeding annual meeting of stockholders of the Corporation and until his or her successor shall have been duly elected and qualified.

                                  ARTICLE XI.

         In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

                                  ARTICLE XII.

         Effective upon the closing of a Public Offering, stockholders of the Corporation may not take action by written consent in lieu of a meeting but must take any actions at a duly called annual or special meeting.

                                 ARTICLE XIII.

         Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of the capital stock required by law or this Certificate of Incorporation, the affirmative vote of the holders of at least two-thirds (2/3) of the combined voting power of all of the then-outstanding shares of the Corporation entitled to vote shall be required to alter, amend or repeal Articles X, XII or XIII or any provisions thereof, unless such amendment shall be approved by a majority of the directors of the Corporation not affiliated or associated with any person or entity holding (or which has announced an intention to obtain) 26% or more of the voting power of the Corporation's outstanding capital stock.

                                  ARTICLE XIV.

         The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

                                  *    *    *

                 THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation to do business both within and without the State of Delaware and in pursuance of the General Corporation Law of Delaware, does make and file this Certificate, hereby declaring and certifying that the facts herein stated are true, and accordingly has hereunto set his hand this 5th day of December, 1997.


                                                   /s/ Brad Eastman
                                                   -------------------------
                                                   Brad Eastman,
                                                   Incorporator